UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Evelo Biosciences, Inc.
(Name of Registrant as Specified In Its Charter)

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Evelo Biosciences, Inc.
620 Memorial Drive
Cambridge, MA 02139

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2019

NOTICE HEREBY IS GIVEN that the Annual Meeting of Stockholders of Evelo Biosciences, Inc., a Delaware corporation, will be held on Wednesday, June 12, 2019 at 8:00 a.m. Eastern Time at the offices of Latham & Watkins LLP, located at 200 Clarendon Street, 27th Floor, Boston, MA 02116.

The Annual Meeting is being held:

1.
to elect Theodose Melas-Kyriazi, David P. Perry and Nancy A. Simonian, M.D. as Class I directors to hold office until the Company's annual meeting of stockholders to be held in 2022 and until their respective successors have been duly elected and qualified;

2.	to ratify, in a non-binding vote, the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

3.	to transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

These items of business are described in the Proxy Statement that follows this notice. Holders of record of our common stock as of the close of business on April 18, 2019 are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment thereof. A complete list of such stockholders will be open to the examination of any stockholder at our principal executive offices at 620 Memorial Drive, Cambridge, MA 02139 for a period of ten days prior to the Annual Meeting. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.

Your vote is important. Voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Please promptly vote your shares by following the instructions for voting by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors,

/s/ Daniel S. Char
Daniel S. Char
General Counsel & Secretary

Cambridge, Massachusetts
April 25, 2019

This Notice of Annual Meeting of Stockholders and Proxy Statement are being first distributed or made available, as the case may be, on or about April 25, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting:
This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com.

i

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS	30
HOUSEHOLDING OF PROXY MATERIALS	30
2018 ANNUAL REPORT	32

ii

Evelo Biosciences, Inc.
620 Memorial Drive
Cambridge, MA 02139

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2019

This proxy statement (the "Proxy Statement") and our annual report for the fiscal year ended December 31, 2018 (the "Annual Report" and, together with the Proxy Statement, the "proxy materials") are being furnished by and on behalf of the Board of Directors (the "Board of Directors" or "Board") of Evelo Biosciences, Inc. (the "Company", "Evelo", "we," "us" or "our") in connection with our 2019 annual meeting of stockholders (the "Annual Meeting").

General information about the Annual Meeting and Voting

When and where will the Annual Meeting be held?

The Annual Meeting will be held on Wednesday, June 12, 2019 at 8:00 a.m. Eastern Time at the offices of Latham & Watkins LLP, located at 200 Clarendon Street, 27th Floor, Boston, Massachusetts 02116. To obtain directions to the Annual Meeting, please contact Stefan Riley at (617) 577-0300 or stefan@evelobio.com.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to vote on the following items described in this Proxy Statement:

•	Proposal No. 1: Election of the director nominees listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019.

Are there any matters to be voted on at the Annual Meeting that are not included in this Proxy Statement?

At the date this Proxy Statement went to press, we did not know of any matters to be properly presented at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the meeting or any adjournment or postponement thereof for consideration, and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

What does it mean if I receive more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

Who is entitled to vote at the Annual Meeting?

Holders of record of shares of our common stock as of the close of business on April 18, 2019 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any continuation, postponement or adjournment thereof. At the close of business on the Record Date, there were 32,031,772 shares of our common stock issued and outstanding and entitled to vote. Each share of our common stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting.

What is the difference between being a "record holder" and holding shares in "street name"?

A record holder (also called a "registered holder") holds shares in his or her name. Shares held in "street name" means that shares are held in the name of a bank, broker or other nominee on the holder’s behalf.

What do I do if my shares are held in "street name"?

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the "beneficial owner" of shares held in "street name." The proxy materials have been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting. Please refer to information from your bank, broker or other nominee on how to submit your voting instructions.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. The holders of a majority in voting power of the Company’s capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum. If you sign and return your paper proxy card or authorize a proxy to vote electronically or telephonically, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated in the proxy materials.

Broker non-votes will also be considered present for the purpose of determining whether there is a quorum for the Annual Meeting.

What are "broker non-votes"?

A "broker non-vote" occurs when shares held by a broker in "street name" for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion.

Under current Nasdaq interpretations that govern broker non-votes, Proposal No. 1 for the election of directors is considered a non-discretionary matter, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposal. Proposal No. 2 for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present or represented at the scheduled time of the Annual Meeting, (i) the chairperson of the Annual Meeting or (ii) a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.

How do I vote my shares without attending the Annual Meeting?

We recommend that stockholders vote by proxy even if they plan to attend the Annual Meeting and vote electronically. If you are a stockholder of record, there are three ways to vote by proxy:

•	by Telephone - You can vote by telephone by calling 800-690-6903 and following the instructions on the proxy card;

•	by Internet - You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card; or

•	by Mail - You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 11, 2019.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions on how to vote from the bank, broker or holder of record. You must follow the instructions of such bank, broker or holder of record in order for your shares to be voted.

How can I vote my shares in person at the Annual Meeting?

First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your proof of ownership as of the Record Date. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting

Do I need a ticket to be admitted to the Annual Meeting?

You will need your proof of identification along with your proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to attend the Annual Meeting, you must present proof of your ownership of Evelo stock, such as a bank or brokerage account statement.

Do I also need to present identification to be admitted to the Annual Meeting?

Yes, all stockholders must present a form of personal identification in order to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	FOR the nominees to the Board set forth in this Proxy Statement (Proposal 1).

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (Proposal 2).

How many votes are required to approve each proposal?

The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted:

Proposal	Votes Required	Voting Options	Impact of "Withhold" or "Abstain" Votes	Broker Discretionary Voting Allowed
Proposal No. 1: Election of Directors	The plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative "FOR" votes will be elected as Class I directors.	"FOR ALL" "WITHHOLD ALL" "FOR ALL EXCEPT"	None(1)	No(3)
Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively (excluding abstentions) at the Annual Meeting by the holders entitled to vote thereon.	"FOR" "AGAINST" "ABSTAIN"	None(2)	Yes(4)

(1)	Votes that are "withheld" will have the same effect as an abstention and will not count as a vote "FOR" or "AGAINST" a director, because directors are elected by plurality voting.

(2)	A vote marked as an "Abstention" is not considered a vote cast and will, therefore, not affect the outcome of this proposal.

(3)	As this proposal is not considered a discretionary matter, brokers lack authority to exercise their discretion to vote uninstructed shares on this proposal.

(4)	As this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth above, as well as with the description of each proposal in this Proxy Statement.

Who will count the votes?

Representatives of Broadridge Investor Communication Solutions, Inc. ("Broadridge") will tabulate the votes, and representatives of Broadridge will act as inspectors of election.
Can I revoke or change my vote after I submit my proxy?

Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to the attention of Secretary at our corporate offices, provided such statement is received no later than June 11, 2019;

•	voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. Eastern Time on June 11, 2019;

•	submitting a properly signed proxy card with a later date that is received no later than June 11, 2019; or

•	attending the Annual Meeting, revoking your proxy and voting in person.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Company before your proxy is voted or you vote in person at the Annual Meeting.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K ("Form 8-K") that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who should I call if I have any additional questions?

If you are the stockholder of record for your shares, please call Stefan Riley at (617) 577-0300. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

PROPOSAL 1: ELECTION OF DIRECTORS

Board Size and Structure

Our Certificate of Incorporation as currently in effect (“Certificate of Incorporation”) provides that the number of directors shall be established from time to time by our Board of Directors. Our Board has fixed the number of directors at seven, and we currently have seven directors serving on the Board.
Our Certificate of Incorporation provides that the Board of Directors be divided into three classes, designated as Class I, Class II and Class III. Each class must consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. Each class of directors must stand for re-election no later than the third annual meeting of stockholders subsequent to their initial appointment or election to the Board of Directors, provided that the term of each director will continue until the election and qualification of his or her successor and is subject to his or her earlier death, resignation or removal. Generally, vacancies or newly created directorships on the Board of Directors will be filled only by vote of a majority of the directors then in office and will not be filled by the stockholders, unless the Board determines by resolution that any such vacancy or newly created directorship will be filled by the stockholders. A director appointed by the Board of Directors to fill a vacancy will hold office until the next election of the class for which such director was chosen, subject to the election and qualification of his or her successor and his or her earlier death, resignation or removal.

Current Directors and Terms

Our current directors and their respective classes and terms are set forth below.

Class I Director - Current Term Ending at 2019 Annual Meeting	Class II Director - Current Term Ending at 2020 Annual Meeting	Class III Director - Current Term Ending at 2021 Annual Meeting
Theodose Melas-Kyriazi David P. Perry Nancy A. Simonian, M.D.	Lord Ara Darzi David R. Epstein	Noubar B. Afeyan, Ph.D. Balkrishan (Simba) Gill, Ph.D.

Nominees for Director

Messrs. Melas-Kyriazi and Perry and Dr. Simonian have been nominated by the Board of Directors to stand for election. As the directors assigned to Class I, Messrs. Melas-Kyriazi and Perry and Dr. Simonian’s current terms of service will expire at the Annual Meeting. If elected by the stockholders at the Annual Meeting, Messrs. Melas-Kyriazi and Perry and Dr. Simonian will each serve for a term expiring at the annual meeting of stockholders to be held in 2022 (the “2022 Annual Meeting”) and the election and qualification of his or her successor or until his or her earlier death, resignation or removal.
Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. If, however, prior to the Annual Meeting, the Board of Directors should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the Board. Alternatively, the proxies, at the Board of Directors’ discretion, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

Information About Board Nominees and Continuing Directors

The following pages contain certain biographical information as of March 31, 2019 for each nominee for director and each director whose term as a director will continue after the Annual Meeting, including all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which the director or nominee currently serves as a director or has served as a director during the past five years.
We believe that all of our directors and nominees: display personal and professional integrity; satisfactory levels of education and/or business experience; broad-based business acumen; an appropriate level of understanding of our business and its industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of our Board of Directors and its committees; skills and personality that complement those of our other directors that helps build a board that is effective, collegial and responsive to the needs of our Company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our stockholders. The information presented below regarding each nominee and continuing director also sets forth specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that such individual should serve as a director in light of our business and structure.

Nominees for Election to Three-Year Terms Expiring at the 2022 Annual Meeting

Class I Director Nominees	Age	Director Since	Current Position at Evelo
Theodose Melas-Kyriazi	59	February 2017	Director
David P. Perry	51	June 2016	Director
Nancy A. Simonian, M.D.	58	April 2018	Director
Theodose Melas-Kyriazi has served as a member of our Board of Directors since February 2017. Mr. Melas-Kyriazi has served as Chief Financial Officer of Levitronix Technologies Inc. and its predecessor companies since 2006. Levitronix Technologies Inc. manufactures and sells magnetically-levitated pumps primarily to microelectronics and life sciences customers. Mr. Melas-Kyriazi also serves as an Executive Partner at Flagship Pioneering, an innovation enterprise that conceives, creates, resources and grows first-in-category life sciences companies. From 2003 to 2016, Mr. Melas-Kyriazi served as a director at Valeant Pharmaceuticals International, Inc. From 1986 to 2004, Mr. Melas-Kyriazi served in a variety of management roles at Thermo Fisher Scientific. Mr. Melas-Kyriazi received his M.B.A. from Harvard Business School. We believe Mr. Melas-Kyriazi's extensive financial and business experience in life sciences companies qualifies him to serve on our Board of Directors.
David P. Perry has served as a member of our Board of Directors since June 2016. Mr. Perry has served as Chief Executive Officer, President and a director of Indigo Agriculture, Inc., an agricultural technology company that works with plant microbes, since January 2015. From March 2002 to March 2014, Mr. Perry served as a director and Chief Executive Officer of Anacor Pharmaceuticals, Inc., a pharmaceutical company. Mr. Perry received his M.B.A. from Harvard Business School. We believe Mr. Perry’s extensive business experience in the biotechnology and biopharmaceutical industries qualifies him to serve on our Board of Directors.
Nancy A. Simonian, M.D. has served as a member of our Board of Directors since April 2018. Dr. Simonian has served as President and Chief Executive Officer of Syros Pharmaceuticals, Inc., a biotechnology company, since November 2012. She has also served on the boards of directors of Syros Pharmaceuticals, Inc. since 2013 and Seattle Genetics, Inc. since March 2012. From 2001 to 2011, Dr. Simonian served as the Chief Medical Officer at Takeda Pharmaceutical Company, formerly Millennium Pharmaceuticals, Inc., a pharmaceutical company. Dr. Simonian received her M.D. from the University of Pennsylvania Medical School. We believe Dr. Simonian’s extensive business experience in the biotechnology and biopharmaceutical industries qualifies her to serve on our Board of Directors.

Class II Directors Whose Terms Expire at the 2020 Annual Meeting of Stockholders

Class II Directors	Age	Director Since	Current Position at Evelo
Lord Ara Darzi	58	February 2018	Director
David R. Epstein	57	March 2017	Director
Professor the Lord Ara Darzi of Denham has served as a member of our Board of Directors since February 2018. Lord Darzi currently serves as the Paul Hamlyn Chair of Surgery at Imperial College London and as Professor of Surgery at the Institute of Cancer Research, and as the Chair of the Accelerated Access Collaborative at the National Institute for Health and Care Excellence. From 2013 to 2015, Lord Darzi served as the Vice-Dean of Health Policy and Engagement at the Imperial College of London, and, from 2007 to 2009, Lord Darzi served as the Parliamentary Under-Secretary of State for Health in the United Kingdom. Lord Darzi received his Medical Degree from Trinity College. We believe Lord Darzi’s extensive business experience in the biotechnology and health care industries qualifies him to serve on our Board of Directors.
David R. Epstein has served as a member of our Board of Directors since March 2017. Mr. Epstein currently serves as an Executive Partner at Flagship Pioneering, an innovation enterprise that conceives, creates, resources and grows first-in-category life sciences companies, as the Chairman of the board of directors of Rubius Therapeutics, Inc., a biopharmaceutical company, and as a director at International Flavors & Fragrances, Inc. Mr. Epstein also serves as the chairman of the board of directors of Axcella Health, Inc., a private biotechnology company. From January 2010 to July 2016, Mr. Epstein served as Chief Executive Officer of Novartis Pharmaceuticals, a Division of Novartis AG, a pharmaceutical company. Mr. Epstein received his M.B.A. from Columbia University Graduate School of Business. We believe Mr. Epstein’s extensive business experience in the biotechnology and biopharmaceutical industries qualifies him to serve on our Board of Directors.

Class III Directors Whose Terms Expire at the 2021 Annual Meeting of Stockholders

Class III Directors	Age	Director Since	Current Position at Evelo
Noubar Afeyan, Ph.D.	56	May 2014	Chair of the Board
Balkrishan (Simba) Gill, Ph.D.	54	September 2015	Chief Executive Officer, President and Director

Noubar Afeyan, Ph.D. is a co-founder and has served as chairman of our Board of Directors since May 2014. Dr. Afeyan has served as the Chief Executive Officer of Flagship Pioneering Inc., an innovation enterprise that conceives, creates, resources and grows first-in-category life sciences companies, since 1999. Dr. Afeyan also has served on the board of directors of Moderna Therapeutics, Inc. since 2010, Seres Therapeutics, Inc. since 2012, Rubius Therapeutics, Inc. since 2015 and Kaleido Biosciences, Inc. since 2015. Dr. Afeyan has previously served on the board of directors of BG Medicine, Inc., BIND Therapeutics, Inc. and Sesen Bio. Dr. Afeyan is a member of the corporation (board of trustees) of the Massachusetts Institute of Technology and a member of the board of overseers of the Boston Symphony Orchestra. Dr. Afeyan received his Ph.D. in Biochemical Engineering from the Massachusetts Institute of Technology. We believe that Dr. Afeyan is qualified to serve on our Board of Directors because of his extensive experience as an entrepreneur in the life sciences industry and his service on the boards of directors of other life sciences companies.
Balkrishan (Simba) Gill, Ph.D. has served as our President, Chief Executive Officer and a member of our Board of Directors since September 2015. Dr. Gill also has served on the board of directors of Realm Therapeutics PLC since 2016, and as a Venture Partner at Flagship Pioneering, a life sciences innovation enterprise, since 2015. From 2006 to 2015, Dr. Gill served as the President and Chief Executive Officer of moksha8 Pharmaceuticals, Inc., a pharmaceutical company. Dr. Gill received his Ph.D. from King’s College, London and his M.B.A. from INSEAD. We believe Dr. Gill’s knowledge and experience in the venture capital and pharmaceutical industries qualify him to serve on our Board of Directors.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the election of each of Theodose Melas-Kyriazi, David P. Perry and Nancy A. Simonian, M.D. as a Class I director to hold office until the 2022 Annual Meeting and until his or her successor has been duly elected and qualified.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The audit committee appoints our independent registered public accounting firm. In this regard, the audit committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to re-engage our current firm. As part of its evaluation, the audit committee considers, among other factors, the quality and efficiency of the services provided by the firm, including the performance, technical expertise, industry knowledge and experience of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the firm; the firm’s global capabilities relative to our business; and the firm’s knowledge of our operations. Ernst & Young LLP ("Ernst & Young") has served as our independent registered public accounting firm since 2017. Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors and providing audit and permissible non-audit related services. Upon consideration of these and other factors, the audit committee has appointed Ernst & Young to serve as our independent registered public accounting firm for the year ending December 31, 2019.

Although ratification is not required by our By-laws or otherwise, the Board of Directors is submitting the selection of Ernst & Young to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and it is a good corporate governance practice. If our stockholders do not ratify the selection, it will be considered as notice to the Board of Directors and the audit committee to consider the selection of a different firm. Even if the selection is ratified, the audit committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Representatives of Ernst & Young are expected to attend the Annual Meeting and to have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.

Independent Registered Public Accounting Firm Fees

The following is a summary and description of fees incurred by Ernst & Young for the fiscal years ended December 31, 2018 and 2017:

	Fiscal Year 2018	Fiscal Year 2017
Audit Fees(1)	$1,294,802	$197,206
Audit-related fees(2)	$45,790	$—
Tax fees(3)	$43,455	$6,426
All other fees	$—	$—
Total Fees	$1,384,047	$203,632

(1)	Audit fees consist of fees for our quarterly reviews and audit of our annual financial statements and fees related to the Company’s initial public offering.
(2) Audit-related fees consist of fees for accounting consultations.
(3) Tax fees are related to tax advisory services.

Pre-Approval Policies and Procedures

The formal written charter for our audit committee requires that the audit committee pre-approve all audit services to be provided to us, whether provided by our principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to us by our independent registered public accounting firm, other than de minimis non-audit services approved in accordance with applicable rules of the U.S. Securities and Exchange Commission ("SEC").

The audit committee has adopted a pre-approval policy that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by our independent registered public accounting firm may be pre-approved. This pre-approval policy generally provides that the audit committee will not engage an independent registered public accounting firm to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the audit committee or (ii) entered into pursuant to the pre-approval policies and procedures described in the pre-approval policy. Unless a type of service to be provided by our independent registered public accounting firm has received this latter general pre-approval under the pre-approval policy, it requires specific pre-approval by the audit committee.

On an annual basis, the audit committee reviews and generally pre-approves the services (and related fee levels or budgeted amounts) that may be provided by the Company’s independent registered public accounting firm without first obtaining specific pre-approval from the audit committee. The audit committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. Any member of the audit committee to whom the committee delegates authority to make pre-approval decisions must report any such pre-approval decisions to the audit committee at its next scheduled meeting. If circumstances arise where it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories or above the pre-approved amounts, the audit committee requires pre-approval for such additional services or such additional amounts.
The services provided to us by Ernst & Young in 2017 and 2018 were provided in accordance with our pre-approval policies and procedures, as applicable.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Audit Committee Report

The report of the audit committee is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended

The audit committee oversees the Company's financial reporting process on behalf of the Board of Directors and is independent from management. Management has responsibility for the preparation of the Company's financial statements, for maintaining effective internal control over financial reporting, and for maintaining an appropriate reporting process. In fulfilling its oversight responsibilities, the committee reviewed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2018 and has discussed these consolidated financial statements with management and Ernst & Young, the Company’s independent registered public accounting firm. The audit committee has also received from, and discussed with, Ernst & Young various communications that such independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board ("PCAOB").

Ernst & Young also provided the audit committee with a formal written statement required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, describing all relationships between the independent registered public accounting firm and the Company, including the disclosures required by the applicable requirements of the PCAOB regarding Ernst & Young’s communications with the audit committee concerning independence. In addition, the audit committee discussed with Ernst & Young its independence from Evelo. The audit committee also considered whether Ernst & Young’s provision of certain other non-audit related services to the Company is compatible with maintaining such firm’s independence.
Based on its discussions with management and the independent registered public accounting firm as outlined above, and its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.
Evelo Biosciences, Inc. Audit Committee
Theodose Melas-Kyriazi (Chair)
Lord Ara Darzi
Nancy A. Simonian, M.D.

EXECUTIVE OFFICERS

The table below identifies and sets forth certain biographical and other information regarding our executive officers as of March 31, 2019. There are no family relationships among any of our executive officers or directors.

Name	Age	Position(s)	In Current Position Since
Balkrishan (Simba) Gill, Ph.D.	54	Chief Executive Officer, President and Director	2015
Mark Bodmer, Ph.D.	61	Chief Scientific Officer and President of Research and Development	2016
Duncan McHale, M.B.B.S., Ph.D.	52	Chief Medical Officer	2018
Jonathan Poole	44	Chief Financial Officer and Treasurer	2018
Daniel S. Char	58	General Counsel and Secretary	2018

See page 7 of this Proxy Statement for Dr. Gill's biography

Mark Bodmer, Ph.D. has served as our Chief Scientific Officer and President of Research and Development since April 2016. From April 2015 to April 2016, Dr. Bodmer served on the board of directors of BioIndustry Association, a biotechnology trade association. From January 2012 to April 2016, Dr. Bodmer served as the Vice President of New Medicines Therapeutics at UCB S.A., a biopharmaceutical company. Dr. Bodmer received his Ph.D. from Cambridge University.

Duncan McHale, M.B.B.S., Ph.D. has served as our Chief Medical Officer since February 2018. Dr. McHale has also served as director and Chief Executive Officer at Weatherden Ltd., a clinical development firm, since April 2017. From September 2011 to May 2017, Dr. McHale served as the Head of Global Exploratory Development at UCB S.A., a biopharmaceutical company. Dr. McHale received his M.B.B.S. from Newcastle University and his Ph.D. in clinical genetics from the University of Leeds.
Jonathan Poole has served as our Chief Financial Officer since March 2018. Mr. Poole also has served on the board of directors of Codiak BioSciences, Inc. since 2018. Mr. Poole was Chief Financial Officer of Genocea Biosciences Inc., a biotechnology company developing neoantigen cancer vaccines, from April 2014 to March 2018. From December 2006 to March 2014, Mr. Poole worked for Shire plc, a global biopharmaceutical company, where he was a Senior Vice President and held a number of senior roles in finance and strategic planning and portfolio management, including as leader of the finance teams supporting Shire’s global business development, R&D and technical operations activities and divisional CFO and head of strategic planning and portfolio management of Shire HGT, its rare disease division. Mr. Poole received his M.B.A. from London Business School.
Daniel S. Char has served as our General Counsel since October 2018 and our Secretary since December 2018. Mr. Char was the Associate General Counsel - Commercial of Smith & Nephew, a medical technology and biopharmaceutical company, from November 2009 to March 2018. From March 2008 to March 2009, Mr. Char was the General Counsel and Secretary of Targanta Therapeutics, a biopharmaceutical company developing novel antibiotics. Mr. Char received his J.D. from Harvard Law School.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines. A copy of these Corporate Governance Guidelines can be found in the “Corporate Governance - Governance Documents” section of the “Investors” page of our website located at www.evelobio.com, or by writing to our Secretary at our offices at 620 Memorial Drive, Cambridge, MA 02139. Among the topics addressed in our Corporate Governance Guidelines are:

- Board size, independence and qualifications
- Executive sessions of independent directors
- Board leadership structure
- Selection of new directors
- Director orientation and continuing education
- Limits on board service
- Change of principal occupation
- Term limits
- Director responsibilities
- Director compensation

- Stock ownership
- Board access to senior management
- Board access to independent advisors
- Board self-evaluations
- Board meetings
- Meeting attendance by directors and non-directors
- Meeting materials
- Board committees, responsibilities and independence
- Succession planning
- Risk management

Board Leadership Structure

Our Corporate Governance Guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chair of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company and its stockholders. If the Chair of the Board of Directors is a member of management or does not otherwise qualify as independent, our Corporate Governance Guidelines allow for the appointment by the independent directors of a lead independent director. The lead independent director’s responsibilities include, but are not limited to: presiding over all meetings of the Board of Directors at which the Chair of the Board of Directors is not present, including any executive sessions of the independent directors; approving Board meeting schedules and agendas; and acting as the liaison between the independent directors and the Chief Executive Officer and Chair of the Board. Our Corporate Governance Guidelines provide that, at such times as the Chair of the Board of Directors qualifies as independent, the Chair of the Board will serve as lead independent director.

The positions of our Chair of the Board and our Chief Executive Officer and President currently are served by two separate persons. Dr. Afeyan serves as Chairman of the Board of Directors, and Dr. Gill serves as our Chief Executive Officer and President.
The Board of Directors believes our current leadership structure of Chief Executive Officer and Chair of the Board being held by two separate individuals is in the best interests of the Company and its stockholders and strikes the appropriate balance between the Chief Executive Officer and President’s responsibility for the strategic direction, day-to day-leadership and performance of our Company and the Chair of the Board’s responsibility to guide overall strategic direction of our Company and provide oversight of our corporate governance and guidance to our Chief Executive Officer and President and to set the agenda for and preside over Board of Directors meetings. We recognize that different leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. Accordingly the Board of Directors will continue to periodically review our leadership structure and make such changes in the future as it deems appropriate and in the best interests of the Company and its stockholders.

Director Independence

Under our Corporate Governance Guidelines and the Nasdaq Stock Market listing rules (the "Nasdaq rules"), a director is not independent unless the Board of Directors affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries. In addition, the director must meet the bright-line tests for independence set forth by the Nasdaq rules.
Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that none of Lord Ara Darzi, David R. Epstein, Theodose Melas-Kyriazi, David P. Perry and Nancy A. Simonian, M.D., representing five of our seven directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the Nasdaq rules. In making this determination, our Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the director’s beneficial ownership of our common stock and the relationships of our non-employee directors with certain of our significant stockholders, including, as to Mr. Melas-Kyriazi, his relationship to, and our transactions with, Flagship Pioneering and its affiliates.

Board Committees

Our Board of Directors has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and the responsibilities described below. In addition, from time to time, special committees may be established under the direction of our Board of Directors when necessary to address specific issues. Each of the audit committee, the compensation committee and the nominating and corporate governance committee operates pursuant to a written charter.

Name	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Noubar B. Afeyan, Ph.D.		Chair
Balkrishan (Simba) Gill
Lord Ara Darzi	X
David R. Epstein		X	Chair
Theodose Melas-Kyriazi	Chair		X
David P. Perry		X
Nancy A. Simonian, M.D.	X

Audit Committee

Our audit committee is responsible for, among other things:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating our Board of Directors’ oversight of our internal control over financial reporting, disclosure controls and procedures and Code of Business Conduct and Ethics;

•	discussing our risk management policies;

•	meeting independently with our internal auditing staff, if any, registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•
pre-approving all audit and non-audit services provided to us by our independent auditor (other than those provided pursuant to appropriate preapproval policies established by the committee or exempt from such requirement under SEC rules)

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters and, more generally, suspected violations of our Code of Business Conduct and Ethics; and

•	preparing the audit committee report required by SEC rules.

Our audit committee currently consists of Lord Ara Darzi, Theodose Melas-Kyriazi and Nancy A. Simonian, M.D., with Mr. Melas-Kyriazi serving as chair. All members of our audit committee meet the requirements for financial literacy under the applicable Nasdaq rules and regulations. Our Board of Directors has affirmatively determined that each member of our audit committee qualifies as “independent” under Nasdaq’s heightened standards and Rule 10A-3 of the Exchange Act of 1934, as amended (the “Exchange Act”), applicable to audit committee members, and that Mr. Melas-Kyriazi qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

Our compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending for approval by our Board of Directors, the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required;

•	reviewing with management our major compensation-related risk exposures and the steps management has taken, or should consider taking, to monitor or mitigate such exposures; and

•	preparing the annual compensation committee report required by SEC rules, to the extent required.

Our compensation committee currently consists of David R. Epstein and Theodose Melas-Kyriazi, with Mr. Epstein serving as chair. Our Board of Directors has determined that each member of our compensation committee qualifies as “independent” under Nasdaq’s heightened standards applicable to compensation committee members and is a “non-employee director” as defined in Section 16b-3 of the Exchange Act.
The compensation committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. Before selecting any such consultant, counsel or advisor, the compensation committee reviews and considers the independence of such consultant, counsel or advisor in accordance with applicable Nasdaq rules. We must provide appropriate funding for payment of reasonable compensation to any advisor retained by the compensation committee.
Compensation Consultants

In accordance with it authority to retain consultants and advisors described above, the compensation committee initially engaged Radford, an Aon Company ("Radford"), to provide executive and director compensation consulting services to the compensation committee. In July 2018, the compensation committee selected Pay Governance LLC ("Pay Governance") to replace Radford as the committee's compensation consultant. In 2018, Radford and Pay Governance each provided services to the compensation committee, which included providing information and data on current trends and developments in executive and director compensation, analyzing benchmarking data and evaluating our peer group composition. In addition, during 2018, each of Radford and Pay Governance provided information to the compensation committee in connection with the compensation program for our non-executive employees and, at the request of management, Pay Governance provided information to management and the compensation committee regarding alternative approaches for the form and structure of our executive compensation programs as well as benchmarking information for companies not specifically identified as part of our peer group. The fees for services performed by Radford and Pay Governance in 2018 that were unrelated to determining or recommending the amount or form of executive and director compensation were, in each case and in the aggregate, less than $120,000. The compensation committee evaluated whether any of the work performed by either Radford or Pay Governance during 2018 raised any conflict of interest and determined that it did not.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for, among other things:

•	identifying individuals qualified to become members of our Board of Directors;

•	recommending to our Board of Directors the persons to be nominated for election as directors and to each committee of the Board;

•
developing and recommending to our Board of Directors corporate governance guidelines, and reviewing and recommending to our Board proposed changes to our corporate governance guidelines from time to time; and

•	overseeing a periodic evaluation of our Board of Directors.

Our nominating and corporate governance committee currently consists of Noubar B. Afeyan, Ph.D., David R. Epstein and David P. Perry, with Dr. Afeyan serving as chair. Our Board of Directors has determined that each of Messrs. Epstein and Perry qualifies as “independent” under applicable Nasdaq rules applicable to nominating and corporate governance committee members. Dr. Afeyan does not qualify as "independent" under the Nasdaq rules.

Board of Directors and Committee Meetings and Attendance

During the year ended December 31, 2018, our Board of Directors met eight times, the audit committee met three times and the compensation committee met four times. Each of the incumbent directors attended at least 75% of the total of the meetings of the Board of directors and the committees on which he or she served as a member during the year ended December 31, 2018.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board of Directors, are regularly scheduled throughout the year. In addition, at least twice a year, the independent directors meet in a private session that excludes management and any non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, determine which member will preside at such session.

Director Attendance at Annual Meeting of Stockholders

We do not have a formal policy regarding the attendance of members of our Board of Directors at our annual meetings of stockholders, but we expect all directors to make every effort to attend any meeting of stockholders.

Director Nominations Process

The nominating and corporate governance committee is responsible for recommending candidates to serve on our Board of Directors and its committees. In considering whether to recommend any particular candidate to serve on the Board of Directors or its committees or for inclusion in the Board’s slate of recommended director nominees for election at an annual meeting of stockholders, the nominating and corporate governance committee considers the criteria set forth in our Corporate Governance Guidelines. Specifically, the nominating and corporate governance committee may take into account many factors, including: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; strong finance experience; relevant social policy concerns; experience relevant to the Company’s industry; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of the Company’s operations; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other board members; diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience; practical and mature business judgment, including, but not limited to, the ability to make independent analytical inquiries; and any other relevant qualifications, attributes or skills. In determining whether to recommend a director for re-election, the nominating and corporate governance committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors.

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees. The Board of Directors evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.
In identifying prospective director candidates, the nominating and corporate governance committee may seek referrals from other members of the Board of Directors, management, stockholders and other sources, including third party recommendations. The nominating and corporate governance committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The nominating and corporate governance committee uses the same criteria for evaluating candidates regardless of the source of the referral or recommendation. When considering director candidates, the nominating and corporate governance committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board of Directors’ effectiveness. In connection with its annual recommendation of a slate of nominees, the nominating and corporate governance committee also may assess the contributions of those directors recommended for re-election in the context of the Board of Directors evaluation process and other perceived needs of the Board.
Prior to the initial public offering of our common stock ("IPO"), and in connection with their investment in the Company, certain of our pre-IPO investors were entitled to designate a member to serve on our Board of Directors pursuant to a voting agreement. Pursuant to this voting agreement, Dr. Gill was initially selected to serve on our Board of Directors in his capacity as our Chief Executive Officer. Dr. Afeyan was initially selected to serve on our Board of directors as a representative of holders of our then outstanding preferred stock, as designated by entities affiliated with Flagship Pioneering. Lord Darzi, Messrs. Epstein,

Melas-Kyriazi and Perry and Dr. Simonian were selected to serve on our Board of Directors as independent directors, as designated by the holders of a majority of the voting power of our then outstanding shares of preferred stock.
Each of the director nominees to be elected at the Annual Meeting was evaluated in accordance with our standard review process for director candidates in connection with their initial appointment and their nomination for re-election at the Annual Meeting. The voting agreement terminated by its terms in connection with the closing of our IPO, and none of our stockholders currently have any continuing rights regarding the election or designation of members of our Board of Directors.
When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each of the member’s biographical information set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the Board of Directors’ nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the Annual Meeting.
The nominating and corporate governance committee will consider director candidates recommended by stockholders, and such candidates will be considered and evaluated under the same criteria described above. Any recommendation submitted to the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected and must otherwise comply with the requirements under our By-laws for stockholders to recommend director nominees. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of our Secretary, Evelo Biosciences, Inc., 620 Memorial Drive, Suite 200, Cambridge, MA 02139. All recommendations for nominations received by our Secretary that satisfy our By-laws requirements relating to such director nominations will be presented to the nominating and corporate governance committee for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our By-laws. These timing requirements are also described under the caption “Stockholder Proposals and Director Nominations.”

Board Role in Risk Oversight

The Board of Directors has overall responsibility for risk oversight, including, as part of regular Board and committee meetings, general oversight of executives’ management of risks relevant to the Company. A fundamental part of risk oversight is not only understanding the material risks a company faces and the steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the Board of Directors in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company. While the Board of Directors has overall responsibility for risk oversight, it is supported in this function by its audit committee, compensation committee and nominating and corporate governance committee. Each of the committees regularly reports to the Board of Directors.
The audit committee assists the Board of Directors in fulfilling its risk oversight responsibilities by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, our compliance with legal and regulatory requirements and our enterprise risk management program. Through its regular meetings with management, including the finance, legal, tax, compliance, and information technology functions, the audit committee reviews and discusses significant areas of our business and summarizes for the Board of Directors areas of risk and the appropriate mitigating factors. The compensation committee assists the Board of Directors by overseeing and evaluating risks related to the Company’s compensation structure and compensation programs, including the formulation, administration and regulatory compliance with respect to compensation matters, and coordinating, along with the Chair of the Board of Directors, succession planning discussions. The nominating and corporate governance committee assists the Board of Directors by overseeing and evaluating programs and risks associated with Board organization, membership and structure, and corporate governance. In addition, the Board of Directors receives periodic detailed operating performance reviews from management.

Committee Charters and Corporate Governance Guidelines

Our Corporate Governance Guidelines, charters of the audit committee, compensation committee and nominating and corporate governance committee, and other corporate governance information are available in the "Corporate Governance - Governance Documents" section of the "Investors" page of our website located at www.evelobio.com, or by writing to our Secretary at our offices at 620 Memorial Drive, Cambridge, MA 02139.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. A copy of our Code of Conduct is available under the "Corporate Governance - Governance Documents" section of the "Investors" page of our website located at www.evelobio.com, or by writing to our Secretary at our offices at 620 Memorial Drive, Cambridge, MA 02139. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Conduct on our website rather than by filing a Current Report on Form 8‑K.
We intend to disclose on our website any amendment to, or waiver from, a provision of our Code of Conduct that applies to directors and executive officers and that is required to be disclosed pursuant to the rules of the SEC and the Nasdaq rules.

Anti-Hedging Policy

Our Board of Directors has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers and employees. The policy prohibits our directors, officers and employees from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts; short sales; and transactions in publicly traded options, such as puts, calls and other derivatives involving our equity securities.

Stockholder Communications with Our Board of Directors

Any stockholder or any other interested party who desires to communicate with our Board of Directors, our non-management directors or any specified individual director , may do so by directing such correspondence to the attention of our Secretary at Evelo Biosciences, Inc., 620 Memorial Drive, Cambridge, Massachusetts 02139. Our Secretary will forward the communication to the appropriate director or directors.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Executive Officer Compensation

Overview

This section discusses the material components of the executive compensation program for our executive officers who are named in the "Summary Compensation Table" below. As an "emerging growth company", as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies and smaller reporting companies. In 2018, our "named executive officers" and their positions were as follows:

•	Balkrishan (Simba) Gill, Ph.D., President and Chief Executive Officer;

•	Jonathan Poole, Chief Financial Officer and Treasurer; and

•	Duncan McHale, M.B.B.S., Ph.D., Chief Medical Officer.

2018 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the fiscal years presented.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($)(1)	Non-equity incentive plan compensation ($)(2)		All other compensation ($)		Total ($)
Balkrishan (Simba) Gill, Ph.D.	2018	491,817	(3)	—	3,677,249	300,000		—		4,469,066
Chief Executive Officer	2017	437,500		—	1,175,550	218,720		—		1,831,770
Jonathan Poole (4)	2018	276,923		—	2,485,093	252,800	(5)	2,478	(6)	3,017,294
Chief Financial Officer and Treasurer
Duncan McHale, M.B.B.S., Ph.D. (7)	2018	371,242		—	1,737,874	161,280		20,105	(8)	2,290,501
Chief Medical Officer	2017	12,656		—	831,559	—		690		844,905

(1)
Amounts represent the full grant-date fair value of stock options granted during 2018 and 2017 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named executive officer. We provide information regarding the assumptions used to calculate the value of the stock options in Note 12 to our audited consolidated financial statements filed in our 2018 Form 10-K. Refer to “- Narrative Disclosure to Summary Compensation Table - Equity Compensation” below for additional information.

(2)
Amounts reported represent annual bonuses paid based upon the achievement of our corporate objectives for 2018 and 2017. Refer to “- Narrative Disclosure to Summary Compensation Table - 2018 Bonuses” below for additional information.

(3)	Dr. Gill's annual salary increased from $475,000 to $489,300 effective April 16, 2018 and from $489,300 to $500,000 effective May 16, 2018.

(4)	Mr. Poole joined the Company in March 2018.

(5)	Amount shown includes $80,000 bonus paid based upon the completion of our IPO.

(6)
Amount shown includes $1,562 of short-term disability insurance and personal technology equipment reimbursement provided to Mr. Poole and the value of the matching employer funds contributed to Mr. Poole's 401(k) plan account. Refer to “- Narrative Disclosure to Summary Compensation Table - Other Elements of Compensation" below for additional information.

(7)
Dr. McHale is a U.K. resident paid in pounds sterling. The amounts reported for Dr. McHale and paid in pounds sterling for 2018 were converted to U.S. dollars based on the average annual exchange rate for 2018 of 1.33 dollars to one pound sterling. Dr. McHale's annual base salary was increased on April 16, 2018 to £300,000.

(8)
Amount shown for 2018 represents $13,348 to pay for personal health insurance coverage and $6,757 in Company contributions to a group personal pension scheme initiated by the Company in accordance with Dr. McHale’s employment agreement accrued for 2018. Refer to “- Narrative Disclosure to Summary Compensation Table - Other Elements of Compensation” below for additional information.

Narrative Disclosure to Summary Compensation Table

2018 Salaries

We pay our named executive officers a base salary to provide a fixed component of compensation reflecting the named executive officer’s skill set, experience, role and responsibilities. Base salaries for our named executive officers generally have been set at levels deemed necessary to attract and retain the named executive officers and originally were established in each named executive officer’s employment agreement or offer letter.

Dr. Gill’s base salary was increased from $475,000 to $489,000 effective April 16, 2018 and further increased to $500,000 upon the consummation of the IPO in May 2018. Mr. Poole’s base salary for the period from his hire date of March

26, 2018 through December 31, 2018 was based on an annualized salary of $360,000 as provided under the terms of his employment agreement. Dr. McHale’s base salary was increased from £225,000 as a 75% of full-time employee to £300,000 as a full-time employee effective April 16, 2018.

2018 Bonuses
We offer our named executive officers the opportunity to earn annual performance bonuses to compensate them for attaining short-term company goals established by our Board of Directors. Our Board of Directors generally determines the amount of any annual performance bonus payment by multiplying the level of achievement of the applicable performance criteria by the named executive officer’s target bonus percentage and the named executive officer’s annual base salary earned for the year. As a result, the actual bonus earned by a named executive officer could be more or less than the named executive officer’s target bonus amount. However, the maximum performance bonus attainable generally may not exceed 200% of the target bonus amount. In addition, the Board of Directors retains discretion to adjust the bonus amounts upward or downward based on any factors that it determines are relevant. For 2018, performance bonuses were based on attaining corporate goals relating to the overall business, including the advancement of product candidates into clinical trials, discovery of new product candidates and formulations, development of manufacturing capacity, closing of a series C financing, and consummation of the Company's IPO.

The 2018 target bonus amounts for our named executive officers, expressed as percentages of their respective annual base salaries, were 50% for Dr. Gill, 40% for Mr. Poole and 30% for Dr. McHale. The target bonus percentage for Mr. Poole was increased from 35% upon the consummation of the IPO in May 2018. The actual cash bonuses earned by our named executive officers for 2018 performance were calculated using a corporate performance multiplier of 120% and are set forth in the Summary Compensation Table in the column titled "Non-Equity Incentive Plan Compensation."

Equity Compensation

We generally offer stock options to our named executive officers as the long-term incentive component of our compensation program. Stock options allow our employees to purchase shares of our common stock at a price equal to the fair market value on the date of grant, as determined by the Board of Directors. Our stock options generally vest over four years from the applicable grant date with 25% of the option vesting on the first anniversary of the grant date, and with the remainder of the shares vesting in equal quarterly installments over the following three years. From time to time, our Board of Directors has also constructed alternate vesting schedules as it determined were appropriate to motivate particular employees. Historically, our employee stock options have been intended to qualify as "incentive stock options" to the extent permitted under the Code, and prior to the IPO, have sometimes allowed "early exercise" of the unvested portion in exchange for shares or restricted stock subject to the same vesting schedule as the underlying stock option.

Prior to the IPO, we maintained the 2015 Stock Incentive Plan (the "2015 Plan") pursuant to which we made periodic grants of equity awards to our named executive officers and other key employees. Effective April 4, 2018, our Board of Directors granted the following options to purchase shares of our common stock under the 2015 Plan to our named executive officers:

Named Executive Officer	Underlying Options(#)
Balkrishan (Simba) Gill, Ph.D.	279,479
Jonathan Poole	235,351
Duncan McHale, M.B.B.S., Ph.D.	120,310

These options have an exercise price of $10.48 per share, which our board of directors determined was the fair market value of our common stock on the date of grant. The options granted to Mr. Poole and Dr. McHale vest as to 25% of the underlying shares on March 26, 2019 and April 4, 2019, respectively, and as to the remaining shares in equal quarterly installments over the following three years. Dr. Gill received an option to purchase 144,643 shares that vests in two equal installments occurring on March 21, 2022 and March 21, 2023, and an option to purchase 134,836 shares that vests as to 25% of the shares on March 21, 2019 and as to the remaining shares in equal quarterly installments over the following three years.

In connection with the IPO we adopted, and our shareholders approved, the 2018 Incentive Award Plan (the "2018 Plan") in order to facilitate the grant of cash and equity incentive awards to directors, employees (including our named executive officers) and consultants of our Company and to enable our Company to obtain and retain the services of these individuals, which we believe is essential to our long-term success.

In connection with the IPO in May 2018, we granted the following stock option awards to our named executive officers, each of which vest as to 25% of the shares subject to the option on the first anniversary of the grant date, and as to the remainder of the shares in equal quarterly installments over the following three years:

Named Executive Officer	Number of Shares Underlying Options(#)
Balkrishan (Simba) Gill, Ph.D.	145,869
Jonathan Poole	71,497
Duncan McHale, M.D., Ph.D.	79,052

These stock options were issued under the 2018 Plan, at an exercise price of $16.00, which was equal to the initial public offering price of our common stock.

Other Elements of Compensation

Retirement Plans

We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers other than Dr. McHale are eligible to participate in the 401(k) plan on the same terms as our full-time employees generally. Effective as of November 2018, we began making employer matching contributions to the 401(k) plan equal to 50% of employee contributions up to a maximum of 6% of eligible compensation or $4,000 per year, whichever is less. All matching contributions vest in full upon the completion of one year of service with us. Under the terms of Dr. McHale’s employment agreement, if Dr. McHale contributes an amount equal to at least 1% of his base salary annually to a group personal pension scheme initiated by us, we will contribute an additional amount to the scheme equal to 1% of his base salary annually. In accordance with applicable pension law, the Company's contributions to the group personal pension scheme for Dr. McHale increased to 2% of his base salary effective as of April 2018 and to 3% of his base salary effective as of April 2019. In connection with the establishment of a group pension scheme by our wholly-owned subsidiary, Evelo Biosciences (UK) Limited, for employees resident in the United Kingdom, the pension contribution for Dr. McHale will increase to 6% of his base salary effective May 2019.

Employee Benefits and Perquisites

All of our full-time employees, including our named executive officers other than Dr. McHale, are eligible to participate in our health and welfare plans, including medical and dental benefits, medical and dependent care flexible spending accounts, commuter benefits, gym reimbursement, short-term and long-term disability insurance, and life insurance to the same extent as our other full-time employees generally, subject to the terms and eligibility requirements of those plans. Under the terms of his employment offer, Mr. Poole is entitled to reimbursement of up to $2,000 per year with respect to an individually maintained supplemental short-term disability insurance policy. Under the terms of his employment agreement, Dr. McHale receives additional payments of £10,000 per year in lieu of participating in our employee welfare benefit programs. If Dr. McHale elects to participate in employee welfare benefit programs offered by the Company in the future, then the £10,000 per year payment will terminate.

Employment Arrangements

We have entered into agreements with each of our named executive officers that govern the terms and conditions of their employment with us. We also maintain the Executive Severance Plan, which provides for severance payments and benefits upon qualifying terminations of employment for certain employees, including Mr. Poole. Certain key terms of these arrangements are described below.

Employment Agreement with Balkrishan (Simba) Gill, Ph.D.

We entered into an offer letter with Dr. Gill effective June 25, 2015, which was subsequently amended in connection with the IPO. The offer letter entitles Dr. Gill to receive an annual base salary of at least $400,000, subject to increase from time to time by the Company and the opportunity to earn an annual bonus with a target of 50% of his annual base salary. Pursuant to the offer letter prior to its amendment, if we had terminated Dr. Gill’s employment other than for Cause, death, or Disability (as these capitalized terms are defined in his offer letter), he would have been entitled to receive (a) payments equal to 12 months of his then-current base salary, payable in periodic installments over 12 months in accordance with the Company’s normal payroll practices, and (b) direct payment of or reimbursement for a portion of his COBRA premiums at the Company’s normal rate of contribution for employees for up to 12 months. If within 12 months following a Change of Control (as defined in his offer letter) we had terminated Dr. Gill’s employment other than for Cause, death or Disability, or if Dr. Gill resigned for Good Reason (as defined in his offer letter), then, in addition to the foregoing payments and benefits, Dr. Gill would also have been entitled to accelerated vesting of all of the Company’s equity or equity-based awards that are subject to time vesting conditions. Dr. Gill’s right to receive severance payments and benefits was subject to his execution and non-revocation of a release of claims and his compliance with certain confidentiality obligations and restrictive covenants.

Pursuant to the amendment to Dr. Gill’s offer letter, which was effective as of the consummation of the IPO in May 2018, if we terminate Dr. Gill’s employment other than for Cause or Dr. Gill resigns for Good Reason (as such capitalized terms are defined in the amended offer letter), Dr. Gill will be entitled to receive (a) payments equal to 12 months of his then-current annual base salary, payable in periodic installments over 12 months in accordance with our normal payroll practices, and (b) direct payment of or reimbursement for a portion of his COBRA premiums at our normal rate of contribution for employees for up to 12 months. If the employment termination occurs on the date of or within 12 months following a Change in Control (as defined in the 2018 Plan), Dr. Gill will instead be entitled to receive payments equal to 18 months of his then-current annual base salary plus 150% of his target annual bonus amount, payable in periodic installments over 18 months in accordance with our normal payroll practices, direct payment of or reimbursement for a portion of his COBRA premiums at the Company’s normal rate of contribution for employees for up to 18 months and immediate vesting of all unvested equity or equity-based awards under any of our equity compensation plans that vest solely based upon the passage of time. Dr. Gill’s right to receive severance payments and benefits remains subject to his execution and non-revocation of a release of claims and his compliance with certain confidentiality obligations and restrictive covenants.

Employment Agreement with Duncan McHale, M.D., Ph.D.

We entered into an employment agreement with Dr. McHale effective December 15, 2017, which was subsequently amended and restated in connection with the IPO. The original agreement entitled Dr. McHale to receive an annual base salary of at least £225,000, subject to increase from time to time by the Company, and the opportunity to earn an annual performance-based bonus without a specified target amount. The agreement further entitled Dr. McHale to the payments described in "Narrative Disclosure to Summary Compensation Table - Other Elements of Compensation - Employee Benefits and Perquisites" above. Under the terms of the original agreement, Dr. McHale was expected to work a minimum of 75% of full time in performing services for the Company but could have been required to work additional hours, without additional pay, in order to properly perform his duties. Both the Company and Dr. McHale were required to provide three months prior notice of termination to the other, provided that the Company may have elected in lieu of providing notice to pay Dr. McHale the salary he would have earned during the notice period and may have terminated Dr. McHale’s employment immediately upon the occurrence of certain specified events or conditions.

Effective April 16, 2018, we amended Dr. McHale’s employment agreement with us to provide that he will be employed as a full-time employee with a corresponding increase in annual base salary to £300,000. Effective upon the consummation of the IPO in May 2018, we entered into an amended and restated employment agreement with Dr. McHale. Under the amended and restated agreement, we and Dr. McHale are each required to provide three months prior notice of termination to the other, provided that we may elect in lieu of providing notice to pay Dr. McHale the salary he would have earned during the notice period and may terminate Dr. McHale’s employment immediately upon the occurrence of certain specified events or conditions. In addition, if we terminate Dr. McHale’s employment under circumstances that entitle him to receive three months prior notice (or pay in lieu of notice), then Dr. McHale will also be entitled to receive (a) payments equal to six months of the his then-current annual base salary, payable in periodic installments over six months in accordance with our normal payroll practices, and (b) £7,500 in lieu of the continuation of any contractual benefits, payable in installments over 6 months in accordance with our normal payroll practices. If the termination occurs within the 12-month period following a Change in Control (as defined in the 2018 Plan), Dr. McHale will instead be entitled to payments equal to nine months of his then-current annual base salary plus 100% of his target annual bonus amount, payable in periodic installments over nine months in accordance with our normal payroll practices, £10,000 in lieu of the continuation of any contractual benefits, payable in installments over nine months in accordance with our normal payroll practices, and immediate vesting of all unvested equity or equity-based awards under any of our equity compensation plans that vest solely based upon the passage of time. Dr. McHale’s right to receive severance payments and benefits is subject to his execution and non-revocation of a release of claims and his compliance with certain confidentiality obligations and restrictive covenants.

In April 2019, our wholly-owned subsidiary, Evelo Biosciences (UK) Limited, entered into an employment agreement with Dr. McHale on substantially the same terms as his existing employment agreement with us for the purpose of having the terms of, and our obligations under, the existing employment agreement assigned to and assumed by the subsidiary.

Evelo Biosciences, Inc. Executive Severance Plan

Our Board of Directors adopted the Executive Severance Plan (the "Severance Plan"), effective upon the consummation of the IPO in May 2018, in which Mr. Poole is a participant. Under the Severance Plan, if we terminate Mr. Poole's employment without Cause or if Mr. Poole resigns for Good Reason (as such capitalized terms are defined in the Severance Plan), he will be entitled to receive (a) payments equal to nine months of his then-current annual base salary, payable in periodic installments over nine months in accordance with our normal payroll practices, and (b) direct payment of or reimbursement for a portion of his COBRA premiums at our normal rate of contribution for employees for nine months. If the employment termination occurs on the date of or within 12 months following a Change in Control (as defined in the 2018 Plan), Mr. Poole will instead be entitled to receive payments equal to 12 months of his then-current annual base salary plus 100% of his target annual bonus amount, payable in periodic installments over 12 months in accordance with our normal payroll practices, direct payment of or reimbursement for a portion of his COBRA premiums at our normal rate of contribution for employees for 12 months and immediate vesting of all unvested equity or equity-based awards under any of our equity compensation plans that vest solely based upon the passage of time. The right to receive severance payments and benefits is subject to Mr. Poole's execution and non-revocation of a release of claims and compliance with certain confidentiality obligations and restrictive covenants. Our Board of Directors has reserved the right to modify or terminate the Severance Plan at any time, except that no modification or termination may affect the rights of an employee to claim benefits under the Severance Plan for a termination of employment occurring prior to the date of the modification or termination and the Severance Plan may not be amended or modified during the 12 months following a Change in Control (as defined in the 2018 Plan) in a way that adversely affects a participant’s rights.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table provides information regarding equity awards held by our named executive officers that were outstanding as of December 31, 2018.

		Option Awards						Stock Awards
Name and Principal Position	Vesting Start Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Balkrishan (Simba) Gill, Ph.D.	3/23/2015	—	—		—	—	—	9,654	(5)	125,599
Chief Executive Officer (2)	7/1/2015	180,844	65,010		—	0.49	11/4/2025	—		—
	7/1/2016	335,789	261,170	(3)	—	1.14	10/4/2026	—		—
	7/1/2017	57,458	126,410	(3)	—	3.96	12/14/2027	—		—
	3/21/2018	—	134,836	(3)	—	10.48	4/3/2028	—		—
	4/4/2018	—	144,643	(4)	—	10.48	4/3/2028	—		—
	5/8/2018	—	145,869	(3)	—	16.00	5/7/2028	—		—
Jonathan Poole	3/26/2018	—	235,351	(3)	—	10.48	4/3/2028	—		—
Chief Financial Officer and Treasurer	5/8/2018	—	71,497	(3)	—	16.00	5/7/2028	—		—
Duncan McHale, M.B.B.S., Ph.D.	1/1/2017	17,875	22,984	(3)	—	2.49	9/18/2027	—		—
Chief Medical Officer	12/15/2017	20,685	62,055	(3)	—	3.96	12/14/2027	—		—
	4/4/2018	—	120,310	(3)	—	10.48	4/3/2028	—		—
	5/8/2018	—	79,052	(3)	—	16.00	5/7/2028	—		—

(1)	The market value of unvested stock awards is based on the closing value per share of our common stock of $13.01 as of December 31, 2018.

(2)
Dr. Gill’s stock option with a vesting start date of July 1, 2015 permitted early exercise of the unvested portion of the award in exchange for restricted stock and, therefore, was fully exercisable as of December 31, 2018. The number of shares shown for this option as being exercisable and unexercisable represent the number of shares for which the option was vested and unvested as of December 31, 2018, respectively.

(3)	The stock option vests over four years with 25% vesting on the first anniversary of the vesting start date indicated and the remainder vesting thereafter in equal quarterly installments.

(4)	The stock option vests in two equal installments on March 21, 2022 and March 21, 2023.

(5)
Represents shares of restricted stock obtained upon early exercise of a stock option. The shares vest over four years with 25% vesting on the first anniversary of the vesting start date indicated and the remainder vesting thereafter in equal quarterly installments.

Director Compensation

Directors who are also our employees do not receive additional compensation for their service as directors. Certain of our non-employee directors have historically received awards of our stock options as compensation for their service as directors.

In April 2018, we granted Lord Ara Darzi, who joined our Board of Directors in February 2018, an option to purchase 63,741 shares of our common stock under our 2015 Plan for an exercise price of $10.48, which our Board of Directors determined was the fair market value per share of common stock on the date of grant. The option vests and becomes exercisable as to 25% of the underlying shares on February 2, 2019 and as to the remaining shares in equal quarterly installments over the following three years. In addition, in May 2018, we granted Nancy A. Simonian, M.D, who joined our Board of Directors in April 2018, an option to purchase 31,380 shares of our common stock under our 2018 Plan for an exercise price of $16.00, which was equal to the initial public offering price of our common stock. The option vests and becomes exercisable in 36 equal monthly installments following the effective date of grant.

In connection with the IPO, our Board of Directors adopted and our stockholders approved, a compensation program for our non-employee directors under which each non-employee director receives the following amounts for their services on our Board of Directors:

•	an option to purchase 31,380 shares of our common stock upon the director’s initial election or appointment to our Board of Directors that occurs after the IPO,

•
if the director has served on our Board of Directors for at least six months as of the date of an annual meeting of stockholders, an option to purchase 15,690 shares of our common stock on the date of the annual meeting,

•	an annual director fee of $35,000, and

•	if the director serves on a committee of our Board of Directors or in the other capacities stated below, an additional annual fee as follows:

•	Chair of the Board of Directors or lead independent director, $30,000,

•	chair of the audit committee, $15,000,

•	audit committee member other than the chair, $7,500,

•	chair of the compensation committee, $10,000,

•	compensation committee member other than the chair, $5,000,

•	chair of the nominating and corporate governance committee, $8,000, and

•	nominating and corporate governance committee member other than the chair, $4,000.

Stock options granted to our non-employee directors under the program have an exercise price equal to the fair market value of our common stock on the date of grant and will expire not later than ten years after the date of grant. The stock options granted upon a director’s initial election or appointment will vest in 36 equal monthly installments following the date of grant. The stock options granted annually to directors will vest in a single installment on the earlier of the day before the next annual meeting or the first anniversary of the date of grant. In addition, all unvested stock options will vest in full upon the occurrence of a Change in Control (as defined in the 2018 Plan).

Director fees under the program are payable in arrears in four equal quarterly installments not later than the 15th day following the final day of each calendar quarter, provided that the amount of each payment is prorated for any portion of a quarter that a director is not serving on our Board of Directors or a committee. No fee was payable in respect of any period prior to the effective date of the program.

2018 Director Compensation Table

The following table sets forth in summary form information concerning the compensation that was earned by or paid to each of our non-employee directors during the year ended December 31, 2018.

	Fees earned or paid in cash	Option awards	Total
Name(1)	($)	($)(2)	($)
Noubar B. Afeyan, Ph.D.	50,357	—	50,357
David A. Berry, M.D., Ph.D.(3)	—	—	—
Lord Ara Darzi(4)	27,438	458,202	485,640
David R. Epstein	28,407	—	28,407
Theodose Melas-Kyriazi	38,736	—	38,736
David P. Perry	25,179	—	25,179
Nancy A. Simonian, M.D.(5)	27,438	336,218	363,656

(1)
As an employee of the Company, Dr. Gill does not receive any additional compensation for his service as a director. Compensation received for his service as our President and Chief Executive Officer is set forth in the Summary Compensation Table above.

(2)
Amounts represent the full grant date fair value of the stock options granted during 2018 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock option awards made to directors in Note 12 to our audited consolidated financial statements filed in our 2018 Form 10-K.

(3)	David A. Berry, M.D., Ph.D. resigned from our Board of Directors in February 2018.

(4)	Lord Ara Darzi joined our Board of Directors in February 2018.

(5)	Nancy A. Simonian, Ph.D. joined our Board of Directors in April 2018.

The table below shows the aggregate number of shares subject to option awards (exercisable and unexercisable) held by each non-employee director as of December 31, 2018. None of our non-employee directors held any unvested stock awards as of December 31, 2018.

Name	Shares Subject to Options Outstanding at Year-End (#)
Noubar B. Afeyan, Ph.D.	—
David A. Berry, M.D., Ph.D.	—
Lord Ara Darzi	63,741
David R. Epstein	98,063
Theodose Melas-Kyriazi	56,386
David P. Perry	71,543
Nancy A. Simonian, M.D.	31,380

STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information relating to the beneficial ownership of our common stock as of April 18, 2019, by: (i) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock; (ii) each of our directors; (iii) each of our named executive officers for 2018; and(iv) all directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to any applicable community property laws.
The percentage of shares beneficially owned is computed on the basis of 32,031,772 shares of our common stock outstanding as of April 18, 2019. Shares of our common stock that a person has the right to acquire within 60 days of April 18, 2019 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Evelo Biosciences, Inc., 620 Memorial Drive, Cambridge, Massachusetts 02139.

	Shares of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned
Holders of More than 5%:
Entities affiliated with Flagship Pioneering (1)	18,233,403	56.9%
Entities affiliated with FMR LLC (2)	3,306,007	10.3%
Entities Affiliated with HarbourVest Partners (3)	1,763,505	5.5%
Directors and Named Executive Officers:
Balkrishan (Simba) Gill, Ph.D. (4)	823,823	2.5%
Jonathan Poole (5)	76,711	*
Duncan McHale, M.B.B.S., Ph.D. (6)	103,850	*
Noubar B. Afeyan, Ph.D. (1)	18,233,403	56.9%
Lord Ara Darzi (7)	19,919	*
David R. Epstein (8)	55,160	*
Theodose Melas-Kyriazi (9)	31,717	*
David P. Perry (10)	42,468	*
Nancy A. Simonian, M.D. (11)	11,331	*
All executive officers and directors as a group (11 persons) (12)	19,710,694	59.1%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)
Based on a Schedule 13D filed with the SEC on May 21, 2018 and other information known to us, VentureLabs IV LLC ("VentureLabs IV"), Flagship Ventures Fund IV, L.P. ("Flagship Fund IV"), and Flagship Ventures Fund IV-Rx, L.P. ("Flagship Fund VI-Rx", and together with VentureLabs IV and Flagship Fund IV, the "Flagship Fund IV Funds") directly hold 684,372 shares, 1,836,836 shares and 448,911 shares of common stock, respectively. Flagship Fund IV, is a member of VentureLabs IV and also serves as its manager. Flagship Ventures Fund IV General Partner LLC ( "Flagship Fund IV GP") is the general partner of Flagship Fund IV and Flagship Fund IV-Rx. Noubar B. Afeyan, Ph.D. and Edwin M. Kania, Jr. are the managers of Flagship Fund IV GP and may be deemed to beneficially own the shares directly held by the Flagship Fund IV Funds. While Mr. Kania is retired from Flagship Pioneering, Inc. ("Flagship Pioneering"), he continues to serve as a manager of Flagship Fund IV GP. None of Flagship Fund IV GP, Dr. Afeyan and Mr. Kania directly own any of the shares held by the Flagship Fund IV Funds. Flagship VentureLabs V LLC ("VentureLabs V"), Flagship Ventures Fund V, L.P. ("Flagship Fund V"), Flagship V VentureLabs Rx Fund, L.P. ("VentureLabs Rx V"), Nutritional Health Side Fund, L.P. ("Nutritional Health Side Fund"), and Nutritional Health Disruptive Innovation Fund, L.P. ("Nutritional Innovation Fund", and together with VentureLabs V, Flagship Fund V, VentureLabs Rx V, Nutritional Health Side Fund, the "Flagship V Funds")

directly hold 2,645,637 shares, 4,201,284 shares, 1,609,871 shares, 795,950 shares and 3,598,177 shares of common stock, respectively. Flagship Fund V is a member of VentureLabs V. Flagship VentureLabs V Manager LLC ("VentureLabs V Manager") is the manager of VentureLabs V. Flagship Pioneering is the manager of VentureLabs V Manager. Flagship Ventures Fund V General Partner LLC ("Flagship Fund V GP"), is the general partner of Nutritional Innovation Fund, Flagship Fund V, VentureLabs Rx V and Nutritional Health Side Fund. Flagship Ventures Opportunities Fund I, L.P. ("Flagship Opportunities I", and together with the Flagship Fund IV Funds and the Flagship Fund V Funds, the "Flagship Funds") directly holds 2,412,365 shares of common stock. Flagship Ventures Opportunities Fund I General Partner LLC ("Flagship Opportunities GP"), is the general partner of Flagship Opportunities I. Dr. Afeyan is the managing member of Flagship Fund V GP, Flagship Opportunities GP, and the sole director of Flagship Pioneering and may be deemed to beneficially own the shares held directly by VentureLabs V, the Flagship Fund V Funds and Flagship Opportunities I. None of Flagship Pioneering, Flagship Fund V GP, Flagship Opportunities GP and Dr. Afeyan directly own any of the shares held by VentureLabs V, the Flagship Fund V Funds and Flagship Opportunities I. The principal business address of the Flagship Funds is 55 Cambridge Parkway, Suite 800E, Cambridge, MA 02142.

(2)
Based on a Schedule 13G filed with the SEC on January 10, 2019, FMR LLC has sole voting power over 1,228,284 shares of common stock and sole dispositive power over 3,306,007 shares of common stock. The principal business address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(3)
Based on a Schedule 13G filed with the SEC on May 21, 2018, each of HarbourVest Partners L.P., HarbourVest Partners, LLC and HVST-TOPE LLC have shared voting and dispositive power over 1,763,505 shares of common stock, and SMRS-TOPE LLC has sole voting and dispositive power over 1,763,505 shares of common stock. The principal business office of each of the foregoing entities is One Financial Center, Boston, MA 02110.

(4)	Includes 785,211 shares of common stock issuable upon the exercise of stock options within 60 days of April 18, 2019.

(5)	Consists solely of 76,711 shares of common stock issuable upon the exercise of stock options within 60 days of April 18, 2019.

(6)	Consists solely of 103,850 shares of common stock issuable upon the exercise of stock options within 60 days of April 18, 2019.

(7)	Consists solely of 19,919 shares of common stock issuable upon the exercise of stock options within 60 days of April 18, 2019.

(8)	Consists solely of 55,160 shares of common stock issuable upon the exercise of stock options within 60 days of April 18, 2019.

(9)	Consists solely of 31,717 shares of common stock issuable upon the exercise of stock options within 60 days of April 18, 2019.

(10)	Consists solely of 42,468 shares of common stock issuable upon the exercise of stock options within 60 days of April 18, 2019.

(11)	Consists solely of 11,331 shares of common stock issuable upon the exercise of stock options within 60 days of April 18, 2019.

(12)	Includes 1,300,773 shares of common stock issuable upon the exercise of stock options within 60 days of April 18, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, our chief accounting officer and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Such officers, directors and stockholders are required by SEC regulation to furnish us with copies of all Section 16 forms they file with the SEC. To our knowledge, based on review of the copies of such reports and amendments to such reports furnished to us with respect to the year ended December 31, 2018, and based on written representations by our directors and executive officers, all required Section 16 reports under the Exchange Act for our executive officers, directors, and beneficial owners of greater than 10% of our common stock were filed on a timely basis during the year ended December 31, 2018.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures Regarding Transactions with Related Persons

Our Board of Directors recognizes that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). Our Board of Directors has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly-held common stock listed on the Nasdaq Stock Market. Our related person transaction policy requires that the audit committee approve or ratify related person transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K (which are transactions in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any “related person” as defined under Item 404(a) of Regulation S-K had or will have a direct or indirect material interest). It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest. Each of the transactions described below entered into following the adoption of our related person transaction policy was approved in accordance with such policy.

Certain Related Person Transactions
Preferred Stock Financings and Convertible Note Financing
Convertible Note. On February 19, 2015, we issued a convertible promissory note to Flagship Ventures Fund V, L.P. in the principal amount of $1.0 million.
Series A Preferred Stock Financing. From June 29, 2015 to January 29, 2016, we issued and sold to investors in private placements an aggregate of 13,370,279 shares of our Series A preferred stock at a purchase price of $0.60 per share, for aggregate consideration of approximately $8.0 million, consisting of $7.0 million in cash proceeds plus the conversion of our promissory note in the principal amount of $1.0 million plus $22,167 in accrued interest.
Series A-1 Preferred Stock Financing. On June 16, 2016, in connection with our acquisition of Epiva, we issued and sold to investors in a private placement an aggregate of 10,102,055 shares of our Series A-1 preferred stock at a purchase price of $0.60 per share, for aggregate consideration of approximately $6.1 million.
Series A-2 Preferred Stock Financing. From June 13, 2016 to December 8, 2016, we issued and sold to investors in private placements an aggregate of 5,833,334 shares of our Series A-2 preferred stock at a purchase price of $1.20 per share, for aggregate consideration of approximately $7.0 million.
Series A-3 Preferred Stock Financing. On June 16, 2016, in connection with our acquisition of Epiva, we issued and sold to investors in a private placement an aggregate of 8,749,650 shares of our Series A-3 preferred stock at a purchase price of $1.20 per share, for aggregate consideration of approximately $10.5 million.
Series B Preferred Stock Financing. From January 5, 2017 to January 30, 2018, we issued and sold to investors in private placements an aggregate of 28,027,778 shares of our Series B preferred stock at a purchase price of $1.80 per share, for aggregate consideration of approximately $50.7 million.
Series C Preferred Stock Financing. From February 9, 2018 to March 9, 2018, we issued and sold to investors in private placements an aggregate of 25,232,199 shares of our Series C preferred stock at a purchase price of $3.23 per share, for aggregate consideration of approximately $81.5 million.
The following table sets forth the aggregate number of shares of our capital stock acquired by beneficial owners of more than 5% of our capital stock in the financing transactions described above. Each share of each of our Series A preferred stock, Series A-1 preferred stock, Series A-2 preferred stock, Series A-3 preferred stock, Series B preferred stock and Series C preferred stock identified in the following table converted into shares of our common stock in connection with the closing of the IPO.

Participants	Series A Preferred Stock	Series A-1 Preferred Stock	Series A-2 Preferred Stock	Series A-3 Preferred Stock	Series B Preferred Stock	Series C Preferred Stock
5% or Greater Stockholders(1)
Entities affiliated with Flagship Pioneering	12,536,945	10,102,055	5,416,667	8,333,000	18,611,110	4,643,963
Entities affiliated with FMR	—	—	—	—	—	7,739,938
 (1)    Additional details regarding these stockholders and their equity holdings are provided under “Stock Ownership.”

One of our directors is associated with our principal stockholders as indicated in the table below:

Director	Principal Stockholder
Noubar B. Afeyan, Ph.D.	Entities affiliated with Flagship Pioneering

Investors’ Rights Agreement

We entered into a fourth amended and restated investors’ rights agreement in February 2018 as amended in April 2018, with the holders of our preferred stock, including entities with which certain of our directors are affiliated. The agreement provides for certain rights relating to the registration of such holders’ common stock, including shares issuable upon conversion of preferred stock, and a right of first refusal to purchase future securities sold by us. Certain provisions of the investors' rights agreement terminated upon the closing of the IPO.

Voting Agreement

We entered into a fourth amended and restated voting agreement in February 2018, as amended in April 2018, by and among us and certain of our stockholders, pursuant to which certain directors were elected to serve as members on our Board of Directors. Pursuant to the voting agreement, Dr. Gill was initially selected to serve on our Board of Directors in his capacity as our Chief Executive Officer. Dr. Afeyan was initially selected to serve on our Board of Directors as a representative of holders of our preferred stock, as designated by entities affiliated with Flagship Pioneering. Lord Darzi, Messrs. Epstein, Melas-Kyriazi and Perry and Dr. Simonian were selected to serve on our Board of Directors as independent directors, as designated by the holders of a majority of the voting power of the outstanding shares of preferred stock, voting together as a single class.

The above provision of the voting agreement terminated upon the closing of the IPO, and members previously elected to our Board of Directors pursuant to the voting agreement will continue to serve as directors until they resign, are removed or their successors are duly elected by the holders of our common stock.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, may require us to indemnify each director (and in certain cases their related venture capital funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Flagship Services Agreement

In May 2014, we entered into a services agreement with Flagship Ventures Management, Inc., an affiliate of certain beneficial owners of more than 5% of our capital stock, to provide general and administrative services, including employee health and dental benefit plan administration and consulting services. During 2018, the Company made no payments under the agreement. As of December 31, 2018, no amounts were due to Flagship Ventures Management, Inc. related to the services agreement.

Weatherden Ltd. Agreement

In January 2017, we entered into a supply of services agreement with Weatherden Ltd. for clinical advisory services, In July 2017, we entered into an amendment to the supply of services agreement for additional clinical operations support. In September 2018, we entered into a master consultancy services agreement with Weatherden Ltd. for clinical advisory and operations support services. Weatherden Ltd. is an affiliate of Dr. Duncan McHale, one of our executive officers. During the years ended December 31,

2018 and 2017, the Company paid Weatherden Ltd. $0.7 million and $0.3 million, respectively. As of December 31, 2018, the amount due to Weatherden Ltd. was $0.2 million.

Ring Therapeutics, Inc. Sublease

In June 2018, the Company entered into a sublease with Ring Therapeutics, Inc., which is an affiliate of Flagship Pioneering and Dr. Afeyan, which beneficial own more than 5% of our capital stock. Dr. Afeyan also is a controlling stockholder of Ring Therapeutics, Inc. and is one of its two board members. Under the terms of the sublease, the Company will invoice Ring Therapeutics, Inc. for an aggregate $0.9 million in rent payments which are due during the period from July 2018 through April 2020 plus any related taxes and lease operating costs. As of December 31, 2018, $0.2 million related to this sublease had been recorded as an offset to rent expense within our consolidated statements of operations and comprehensive loss.

Participation in Our Initial Public Offering

On May 11, 2018, we completed our IPO in which we issued and sold an aggregate of 5,312,500 shares of our common stock at a public offering price of $16.00 per share. The following table sets forth the aggregate number of shares of our common stock acquired by beneficial owners of more than 5% of our common stock in our IPO.

Participants	Shares of Common Stock	Value (at $16.00 per share)
5% or Great Stockholders (1)
Entities affiliated with Flagship Pioneering (2)	281,250	$4,500,000
Entities affiliated with FMR LLC	800,000	$12,800,000

(1)
Additional details regarding these stockholders and their equity holdings are provided above under the caption “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters".

(2)	Noubar B. Afeyan, Ph.D. serves on our Board of Directors and is the Chief Executive Officer of Flagship Pioneering.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our annual meeting of stockholders to be held in 2020 (the “2020 Annual Meeting”) pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 620 Memorial Drive, Cambridge, MA 02139 in writing not later than December 26, 2019.

Stockholders intending to present a proposal at our 2020 Annual Meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our By-laws. Our By-laws require, among other things, that our Secretary receive written notice from a stockholder of record of their intent to present such a proposal or nomination not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary of the preceding year’s annual meeting of stockholders. Therefore, we must receive notice of such a proposal or nomination for the 2020 Annual Meeting no earlier than the close of business on February 13, 2020 and no later than the close of business on March 13, 2020. The notice must contain the information required by our By-laws. In the event that the date of the 2020 Annual Meeting is more than 30 days before or more than 60 days after June 12, 2020, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2020 Annual Meeting and not later than the close of business of the 90th day prior to the 2020 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline and, in certain other cases notwithstanding the stockholder’s compliance with this deadline.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as "householding", provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this Proxy Statement and the Annual Report by contacting the Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

2018 ANNUAL REPORT

Our 2018 Annual Report, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, is being mailed with this Proxy Statement to those stockholders that receive this Proxy Statement in the mail. Stockholders that receive the Notice Regarding the Availability of Proxy Materials can access our 2018 Annual Report, including our Annual Report on Form 10-K for 2018, at www.proxyvote.com.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 has also been filed with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Upon written request by a stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits. Exhibits to our Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Evelo Biosciences, Inc., attn: Secretary, 620 Memorial Drive, Cambridge, MA 02139.

Your vote is important. Please promptly vote your shares by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors

/s/ Daniel S. Char
Daniel S. Char
General Counsel and Secretary
Cambridge, Massachusetts
April 25, 2019

EVELO BIOSCIENCES, INC.
620 MEMORIAL DRIVE
CAMBRIDGE, MA 02139

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/11/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/11/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐	______________________

1. The election of three Class I directors:

Nominees

01 Theodose Melas-Kyriazi   02 David P. Perry   03 Nancy A. Simonian, M.D.

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. The ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date   Signature (Joint Owners)   Date

0000420584_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and 10K Wrap are available at www.proxyvote.com

EVELO BIOSCIENCES, INC.
Annual Meeting of Stockholders
June 12, 2019 8:00 AM, Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Balkrishan (Simba) Gill and Daniel S. Char, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of EVELO BIOSCIENCES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM Eastern Time on June 12, 2019, at the offices of Latham & Watkins LLP, 200 Clarendon Street, 27th Floor, Boston, MA 02116, and any adjournment or postponement thereof with all powers which the undersigned would possess if present at the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations as indicated on the reverse side and in the discretion of the proxies with respect to such other matters as may properly come before the Annual Meeting.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000420584_2 R1.0.1.18